(NASDAQ:OSBC)		Exhibit 99.1

Contact:	Bradley S. Adams	For Immediate Release
	Chief Financial Officer	April 19, 2023
(630) 906-5484

Old Second Bancorp, Inc. Reports First Quarter 2023 Net Income of $23.6 Million,

or $0.52 per Diluted Share

AURORA, IL, April 19, 2023 – Old Second Bancorp, Inc. (the “Company,” “Old Second,” “we,” “us,” and “our”) (NASDAQ: OSBC), the parent company of Old Second National Bank (the “Bank”), today announced financial results for the first quarter of 2023.  Our net income was $23.6 million, or $0.52 per diluted share, for the first quarter of 2023, compared to net income of $23.6 million, or $0.52 per diluted share, for the fourth quarter of 2022, and net income of $12.0 million, or $0.27 per diluted share, for the first quarter of 2022. Adjusted net income, a non-GAAP financial measure that excludes net pre-tax gains totaling $306,000 from branch sales, was $23.4 million, or $0.52 per diluted share, for the first quarter of 2023.  See the discussion entitled “Non-GAAP Presentations” below and the tables beginning on page 16 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

There was no material change in net income in the first quarter of 2023 compared to the fourth quarter of 2022. This was primarily due to the increase of $2.0 million in provision for credit losses and a decrease in noninterest income of $1.6 million in the first quarter of 2023, which were offset by a $3.8 million decrease in noninterest expense. Net income increased $11.6 million in the first quarter of 2023 compared to the first quarter of 2022.  The first quarter of 2023 also included pre-tax net losses on the sale of securities of $1.7 million and a $525,000 pre-tax mark to market loss on mortgage servicing rights (“MSRs”), compared to pre-tax net losses on the sale of securities of $910,000 and a $431,000 pre-tax mark to market loss on MSRs in the fourth quarter of 2022, and a $3.0 million pre-tax gain on MSRs in the first quarter of 2022.

Operating Results

●	First quarter 2023 net income was $23.6 million, reflecting no material change from the fourth quarter 2022, and an increase of $11.6 million from the first quarter of 2022. Adjusted net income, a non-GAAP financial measure that excludes acquisition-related costs, net of gains on branch sales, was $23.4 million for the first quarter of 2023, a decrease of $691,000 from adjusted net income for the fourth quarter of 2022, and an increase of $7.5 million from adjusted net income for the first quarter of 2022.
●	Net interest and dividend income was $64.1 million for the first quarter of 2023, reflecting no material change from the fourth quarter of 2022, and an increase of $22.9 million, or 55.4%, from the first quarter of 2022.
●	We recorded a net provision for credit losses of $3.5 million in the first quarter of 2023, compared to a net provision for credit losses of $1.5 million in the fourth quarter of 2022, and no net provision for credit losses in the first quarter of 2022.
●	Noninterest income was $7.4 million for the first quarter of 2023, a decrease of $1.6 million, or 17.8%, compared to $8.9 million for the fourth quarter of 2022, and a decrease of $6.1 million, or 45.4%, compared to $13.5 million for the first quarter of 2022.
●	Noninterest expense was $35.9 million for the first quarter of 2023, a decrease of $3.8 million, or 9.5% compared to $39.7 million for the fourth quarter of 2022, and a decrease of $2.3 million, or 6.1%, compared to $38.3 million for the first quarter of 2022.

●	We had a provision for income tax of $8.4 million for the first quarter of 2023, compared to a provision for income tax of $8.2 million for the fourth quarter of 2022 and a provision of $4.4 million for the first quarter of 2022.
●	On April 18, 2023, our Board of Directors declared a cash dividend of $0.05 per share payable on May 8, 2023, to stockholders of record as of April 28, 2023.

Financial Highlights

	Quarters Ended
(Dollars in thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Balance sheet summary
Total assets	$5,920,283	$5,888,317	$6,223,791
Total securities available-for-sale	1,455,068	1,539,359	1,816,450
Total loans	4,003,354	3,869,609	3,402,370
Total deposits	4,897,220	5,110,723	5,544,545
Total liabilities	5,423,413	5,427,176	5,757,473
Total equity	496,870	461,141	466,318

Total tangible assets	$5,820,751	$5,788,161	$6,121,820
Total tangible equity	397,338	360,985	364,347

Income statement summary
Net interest income	$64,086	$64,091	$41,232
Provision for credit losses	3,501	1,500	-
Noninterest income	7,350	8,946	13,463
Noninterest expense	35,922	39,684	38,252
Net income	23,607	23,615	12,020
Effective tax rate	26.26%	25.86%	26.90%

Profitability ratios
Return on average assets (ROAA)	1.62%	1.58%	0.78%
Return on average equity (ROAE)	19.86	21.09	9.82
Net interest margin (tax-equivalent)	4.74	4.63	2.88
Efficiency ratio	47.52	52.44	72.70
Return on average tangible common equity (ROATCE)	25.54	27.80	12.86
Tangible common equity to tangible assets (TCE/TA)	6.83	6.24	5.95

Per share data
Diluted earnings per share	$0.52	$0.52	$0.27
Tangible book value per share	8.90	8.10	8.19

Company capital ratios [1]
Common equity tier 1 capital ratio	9.91%	9.67%	9.73%
Tier 1 risk-based capital ratio	10.43	10.20	10.33
Total risk-based capital ratio	12.79	12.52	12.85
Tier 1 leverage ratio	8.56	8.14	7.00

Bank capital ratios [1,2]
Common equity tier 1 capital ratio	11.98%	11.70%	12.74%
Tier 1 risk-based capital ratio	11.98	11.70	12.74
Total risk-based capital ratio	13.10	12.75	13.83
Tier 1 leverage ratio	9.83	9.32	8.61

1 Both the Company and the Bank ratios are inclusive of a capital conservation buffer of 2.50%, and both are subject to the minimum capital adequacy guidelines of 7.00%, 8.50%, 10.50%, and 4.00% for the Common equity tier 1, Tier 1 risk-based, Total risk-based and Tier 1 leverage ratios, respectively.

2 The prompt corrective action provisions are applicable only at the Bank level, and are 6.50%, 8.00%, 10.00%, and 5.00% for the Common equity tier 1, Tier 1 risk-based, Total risk-based and Tier 1 leverage ratios, respectively.

President and Chief Executive Officer Jim Eccher said “Old Second reported strong results in the first quarter as we earned $23.6 million in net income, an ROAA of 1.62% and an ROATCE of 25.54%.  Capital levels continue to build quickly with 59 basis points of expansion in the tangible common equity ratio to 6.83% and 10% linked quarter growth in tangible book value per share.  Adjusting for merger related items, our earnings per share increased by 44% over first quarter 2022.  This robust earnings growth demonstrates the strength of our core deposit franchise highlighted by 186 basis points year over year, and 11 basis points over the linked quarter, of expansion in our net interest margin.  Loans increased $133.7 million in the first quarter, or 3.5% through March 31, 2023, and we remain confident in our ability to generate and profitably fund loan growth in the remainder of 2023.  The efficiency ratio in the first quarter was approximately 47.5% on a GAAP basis and reflects not only success in achieving cost saves but also reaching milestone profitability on significant investments in lending teams and sales people over the last fifteen months.

“The return of relatively higher market interest rates has allowed us the opportunity to demonstrate the strength of the franchise that we are building here at Old Second.  I believe Old Second has among the very best and most granular deposit bases in the industry. We bank grandkids and grandparents and everyone in between. Over 98% of the customers that walk through our doors are fully guaranteed by FDIC insurance and we have but a few accounts that feature more than $5 million in deposit balances. Deposit balances that are uninsured, or not collateralized, are less than 20% at Old Second, compared to an industry average of approximately 50%. The average Old Second personal checking account was opened 14 years ago and has a balance of approximately $2,200. Our funding base is mature, stable and features a preponderance of lower balance accounts - accounts that people use to live their daily lives.  Regardless, we will never forget that our customers place their trust in us and that all balances, large and small, are payable upon demand. We maintain a conservative and short asset duration that means our balance sheet is transitioning smoothly into a world of higher interest rates and that we can quickly summon the liquidity needed to meet any potential emergency, large or small.  Asset repricing should continue in the coming quarters which will allow for additional improvement in our core trends. Deposit repricing is expected to remain excellent but modestly higher than cycle to date performance as we respond to competitors and take the necessary steps to protect our greatest strength.

“Continuing strong results should allow us to continue to compound book value and build capital back to our targeted levels by the end of this year. As we progress through the year, we will look to continue to reduce high cost debt on the balance sheet, evaluate share repurchase opportunities and optimize the earning asset mix in order to fund loan growth in a more competitive deposit market. We remain mindful and diligent in monitoring credit trends within the loan portfolio but remain confident in overall trends. The first quarter featured an approximate $32 million increase in nonaccrual loan balances, two thirds of which can be attributed to our most recent acquisition. These loans can be characterized as office and healthcare related and have been on our radar for quite some time.  We have been stress testing maturing loan balances at higher rate levels for well over a year now and are encouraged by the results and trends we see in the portfolio.”

Asset Quality & Earning Assets

●	Nonperforming loans, comprised of nonaccrual loans, past due 90 days or more and still accruing, and, prior to January 1, 2023, performing troubled debt restructurings, totaled $64.5 million at March 31, 2023, $32.9 million at December 31, 2022, and $38.0 million at March 31, 2022. Nonperforming loans, as a percent of total loans were 1.6% at March 31, 2023, 0.9% at December 31, 2022, and 1.1% at March 31, 2022. The increase in the first quarter of 2023 is driven by a small number of relationships within the commercial real estate - investor and commercial real estate-owner occupied portfolios.
●	Total loans were $4.00 billion at March 31, 2023, reflecting an increase of $133.7 million compared to December 31, 2022, and an increase of $601.0 million compared to March 31, 2022. The increase in the year over year quarter was largely driven by the growth in commercial, commercial real estate-investor, and multifamily portfolios. Average loans (including loans held-for-sale) for the first quarter of 2023 totaled $3.93 billion, reflecting an increase of $54.3 million from the fourth quarter of 2022 and an increase of $528.0 million from the first quarter of 2022.
●	Available-for-sale securities totaled $1.46 billion at March 31, 2023, compared to $1.54 billion at December 31, 2022, and $1.82 billion at March 31, 2022. The unrealized mark to market loss on securities totaled $105.6 million as of March 31, 2023, compared to $123.5 million as of December 31, 2022, and $49.4 million as of March 31, 2022, due to market interest rate increases over the past year as well as changes year over year in the composition of the securities portfolio. Year to date unrealized losses were less than year end 2022 due to sales of securities and lower yields at the 3-year part of the curve, where our portfolio duration is. The lower rates increased the market values of our securities. During the quarter ended March 31, 2023 securities sales of $66.2 million resulted in net realized losses of $1.7 million, and sales of $27.7 million during the quarter ended December 31, 2022 resulted in net realized losses of $910,000; there were no sales for the quarter ended March 31, 2022. We may continue to sell strategically identified securities as opportunities arise.

Net Interest Income

Analysis of Average Balances,
Tax Equivalent Income / Expense and Rates
(Dollars in thousands - unaudited)

	Quarters Ended
	March 31, 2023			December 31, 2022			March 31, 2022
	Average	Income /	Rate	Average	Income /	Rate	Average	Income /	Rate
	Balance	Expense	%	Balance	Expense	%	Balance	Expense	%
Assets
Interest earning deposits with financial institutions	$49,310	$585	4.81	$50,377	$461	3.63	$635,302	$269	0.17
Securities:
Taxable	1,330,295	10,735	3.27	1,404,437	10,495	2.96	1,612,635	5,169	1.30
Non-taxable (TE)[1]	173,324	1,693	3.96	171,567	1,697	3.92	195,240	1,667	3.47
Total securities (TE)[1]	1,503,619	12,428	3.35	1,576,004	12,192	3.07	1,807,875	6,836	1.53
FHLBC and FRBC Stock	24,905	280	4.56	19,534	259	5.26	16,066	153	3.86
Loans and loans held-for-sale[1,2]	3,932,492	57,228	5.90	3,878,228	55,195	5.65	3,404,534	36,428	4.34
Total interest earning assets	5,510,326	70,521	5.19	5,524,143	68,107	4.89	5,863,777	43,686	3.02
Cash and due from banks	55,140	-	-	56,531	-	-	42,972	-	-
Allowance for credit losses on loans	(49,398)	-	-	(48,778)	-	-	(44,341)	-	-
Other noninterest bearing assets	382,579	-	-	395,726	-	-	370,987	-	-
Total assets	$5,898,647			$5,927,622			$6,233,395

Liabilities and Stockholders' Equity
NOW accounts	$601,030	$242	0.16	$623,408	$225	0.14	$599,481	$89	0.06
Money market accounts	833,823	828	0.40	901,950	477	0.21	1,098,941	170	0.06
Savings accounts	1,126,040	79	0.03	1,155,409	74	0.03	1,201,075	138	0.05
Time deposits	434,655	664	0.62	450,111	571	0.50	495,452	277	0.23
Interest bearing deposits	2,995,548	1,813	0.25	3,130,878	1,347	0.17	3,394,949	674	0.08
Securities sold under repurchase agreements	31,080	9	0.12	33,275	10	0.12	39,204	11	0.11
Other short-term borrowings	200,833	2,345	4.74	44,293	436	3.91	-	-	-
Junior subordinated debentures	25,773	279	4.39	25,773	287	4.42	25,773	280	4.41
Subordinated debentures	59,308	546	3.73	59,286	546	3.65	59,222	546	3.74
Senior notes	44,599	994	9.04	44,572	891	7.93	44,494	485	4.42
Notes payable and other borrowings	5,400	87	6.53	9,978	137	5.45	19,009	103	2.20
Total interest bearing liabilities	3,362,541	6,073	0.73	3,348,055	3,654	0.43	3,582,651	2,099	0.24
Noninterest bearing deposits	2,002,801	-	-	2,083,503	-	-	2,093,293	-	-
Other liabilities	51,279	-	-	51,753	-	-	60,819	-	-
Stockholders' equity	482,026	-	-	444,311	-	-	496,632	-	-
Total liabilities and stockholders' equity	$5,898,647			$5,927,622			$6,233,395
Net interest income (GAAP)		$64,086			$64,091			$41,232
Net interest margin (GAAP)			4.72			4.60			2.85

Net interest income (TE)[1]		$64,448			$64,453			$41,587
Net interest margin (TE)[1]			4.74			4.63			2.88
Interest bearing liabilities to earning assets	61.02%			60.61%			61.10%

1 Tax equivalent (TE) basis is calculated using a marginal tax rate of 21% in 2023 and 2022. See the discussion entitled “Non-GAAP Presentations” below and the tables beginning on page 16 that provides a reconciliation of each non-GAAP measures to the most comparable GAAP equivalent.

2 Interest income from loans is shown on a tax equivalent basis, which is a non-GAAP financial measure as discussed in the table on page 16, and includes loan fee expense of $730,000 for the first quarter of 2023, and loan fee income of $917,000 and $1.6 million for the fourth quarter of 2022 and the first quarter of 2022, respectively. Nonaccrual loans are included in the above stated average balances.

The increased yield of 30 basis points on interest earning assets compared to the linked period was driven by new higher yield originations than those in previous periods as well as repricing within the existing variable rate portfolio. Further gains were earned by replacing older, lower yielding securities with higher rate securities through a mix of maturities, and strategic purchases and sales. Changes in the market interest rate environment impact the portfolio at varying intervals depending on the repricing timeline of loans, as well as the securities maturity and purchase activity.

The year over year increase of 217 basis points on interest earning assets was driven by significant increases to benchmark rates as well as strong loan growth throughout the period specifically within the commercial and commercial real estate portfolios.  The increases in benchmark interest rates impacted yields on the securities portfolio through the inverse relationship between interest rates and market value coupled with maturities and strategic sales of lower yielding assets and timely purchases of higher yielding securities, as we work to increase the weighted average yield in the portfolio.

Average balances of interest bearing deposit accounts have decreased steadily since the first quarter of 2022 through the first quarter of 2023 from $3.40 billion to $3.00 billion, with these decreases reflected in all categories aside from NOW accounts which increased nominally. We have continued to control the cost of funds over the periods reflected, with the rate of overall interest bearing deposits increasing by eight basis points to 25 basis points from 17 basis points as of December 31, 2022, and from eight basis points as of March 31, 2022. A 19 basis point increase in the cost of money market funds as of March 31, 2023 compared to December 31, 2022, and 34 basis points compared to March 31, 2022 were both due to select exception pricing and drove a significant portion of the overall increase.  Time deposits saw the next largest increase of 12 basis points and 39 basis points in the quarter to date and year over year periods ending March 31, 2023, primarily due to CD rate specials we offered.

Borrowing costs increased in the first quarter of 2023 primarily due to the increase in average short term borrowings stemming from FHLB advance growth of $157.0 million since year end 2022, and average growth of $201.0 million year over year based on daily liquidity needs. Subordinated and junior subordinated debt interest expense were essentially flat over each of the periods presented. Senior notes interest expense had the most significant interest expense increase, as this issuance references three month LIBOR, and rising market interest rates resulted in a 111 basis point increase to 9.04%, from 7.93% as of December 31, 2022, and a 462 basis point increase from 4.42% as of March 31, 2022. In February 2023, we paid off the remaining balance of $9.0 million on the original $20.0 term note issued in 2020, reducing notes payable and other borrowings.

Our net interest margin (GAAP) increased 12 basis points to 4.72% for the first quarter of 2023, compared to 4.60% for the fourth quarter of 2022, and increased 187 basis points compared to 2.85% for the first quarter of 2022.  Our net interest margin (TE) increased 11 basis points to 4.74% for the first quarter of 2023, compared to 4.63% for the fourth quarter of 2022 and increased 186 basis points compared to 2.88% for the first quarter of 2022.  The increase in the current quarter, compared to both prior quarters, is primarily due to an increase in market interest rates, and the related rate resets on loans and securities during the past year, as well as continuing loan growth relative to more modest increase in costs of interest bearing liabilities. See the discussion entitled “Non-GAAP Presentations” and the tables beginning on page 16 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Noninterest Income

				First Quarter 2023
Noninterest Income	Three Months Ended			Percent Change From
(Dollars in thousands)	March 31,	December 31,	March 31,	December 31,	March 31,
	2023	2022	2022	2022	2022
Wealth management	$2,270	$2,403	$2,698	(5.5)	(15.9)
Service charges on deposits	2,424	2,499	2,074	(3.0)	16.9
Residential mortgage banking revenue
Secondary mortgage fees	59	62	139	(4.8)	(57.6)
MSRs mark to market (loss) gain	(525)	(431)	2,978	21.8	(117.6)
Mortgage servicing income	516	518	519	(0.4)	(0.6)
Net gain on sales of mortgage loans	306	340	1,495	(10.0)	(79.5)
Total residential mortgage banking revenue	356	489	5,131	(27.2)	(93.1)
Securities losses, net	(1,675)	(910)	-	84.1	N/M
Change in cash surrender value of BOLI	242	376	124	(35.6)	95.2
Card related income	2,244	2,795	2,574	(19.7)	(12.8)
Other income	1,489	1,294	862	15.1	72.7
Total noninterest income	$7,350	$8,946	$13,463	(17.8)	(45.4)

N/M - Not meaningful.

Noninterest income decreased $1.6 million, or 17.8%, in the first quarter of 2023, compared to the fourth quarter of 2022, and decreased $6.1 million, or 45.4%, compared to the first quarter of 2022.  The decrease from the fourth quarter of 2022 was primarily driven by a $765,000 increase in securities losses, net, based on strategic sales and a $551,000 decline in card related income primarily due to decreased activity.  These decreases in noninterest income in the first quarter of 2023, compared to the fourth quarter of 2022, were partially offset by a $195,000 increase in other income driven by credits received from a few vendors related to prior year service discounts.

The decrease in noninterest income of $6.1 million in the first quarter of 2023, compared to the first quarter of 2022, is primarily due to a decrease of $4.8 million in residential mortgage banking revenue due to increases in market interest rates in the year over year period reducing mortgage banking origination volume and related derivative revenue, as well as an increase in security losses of $1.7 million on strategic sales for the quarter ended March 31, 2023. These decreases were partially offset by a $350,000 increase in service charges on deposits, and a $627,000 increase in other income driven by a few vendor credits related to prior year billings and volumes of activity.

Noninterest Expense

				First Quarter 2023
Noninterest Expense	Three Months Ended			Percent Change From
(Dollars in thousands)	March 31,	December 31,	March 31,	December 31,	March 31,
	2023	2022	2022	2022	2022
Salaries	$16,087	$17,487	$15,598	(8.0)	3.1
Officers incentive	1,827	3,876	994	(52.9)	83.8
Benefits and other	4,334	2,900	3,375	49.4	28.4
Total salaries and employee benefits	22,248	24,263	19,967	(8.3)	11.4
Occupancy, furniture and equipment expense	3,475	4,128	3,699	(15.8)	(6.1)
Computer and data processing	1,774	2,978	6,268	(40.4)	(71.7)
FDIC insurance	584	630	410	(7.3)	42.4
Net teller & bill paying	502	485	1,907	3.5	(73.7)
General bank insurance	305	298	315	2.3	(3.2)
Amortization of core deposit intangible asset	624	645	665	(3.3)	(6.2)
Advertising expense	142	130	182	9.2	(22.0)
Card related expense	1,216	1,304	534	(6.7)	127.7
Legal fees	319	225	257	41.8	24.1
Consulting & management fees	790	679	616	16.3	28.2
Other real estate owned expense, net	306	34	(12)	N/M	N/M
Other expense	3,637	3,885	3,444	(6.4)	5.6
Total noninterest expense	$35,922	$39,684	$38,252	(9.5)	(6.1)
Efficiency ratio (GAAP)[1]	47.52%	52.44%	72.70%
Adjusted efficiency ratio (non-GAAP)[2]	47.66%	51.29%	61.92%

N/M - Not meaningful.

1 The efficiency ratio shown in the table above is a GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits and OREO expenses, divided by the sum of net interest income and total noninterest income less net gains or losses on securities and mark to market gains or losses on MSRs.

2 The adjusted efficiency ratio shown in the table above is a non-GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits, OREO expenses, and acquisition-related costs, net of gains on branch sales, divided by the sum of net interest income on a fully tax equivalent basis, total noninterest income less net gains or losses on securities, mark to market gains or losses on MSRs,  and includes a tax equivalent adjustment on the change in cash surrender value of BOLI.  See the discussion entitled “Non-GAAP Presentations” below and the table on page 17 that provides a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent.

Noninterest expense for the first quarter of 2023 decreased $3.8 million, or 9.5%, compared to the fourth quarter of 2022, and decreased $2.3 million, or 6.1%, compared to the first quarter of 2022.  The decrease in the first quarter of 2023 compared to the fourth quarter of 2022 was attributable to a $2.0 million decrease in salaries and employee benefits, primarily due to reductions in the officer incentive accrual, partially offset by an increase in employee benefits and other stemming from payroll taxes and 401k matching expense related to annual bonus payments made in the first quarter of 2023.  In addition,  a $1.2 million decrease in computer and data processing costs was recorded in the first quarter of 2023, compared to the linked quarter, primarily due to timing of software contracts and incentives.   Noninterest expense was further increased by a $269,000 OREO valuation reserve recorded on two properties in the first quarter of 2023.

The year over year decrease in noninterest expense is primarily attributable to a $4.5 million decrease in computer and data processing expenses and a $1.4 million decrease in net teller & bill paying expense, both stemming from acquisition related costs in the first quarter of 2022 from our West Suburban acquisition. Partially offsetting the decrease in noninterest expense in the first quarter of 2023, compared to the first quarter of 2022, was a $2.3 million increase in salaries and employee benefits and a $682,000 increase in card related expenses. Officer incentive compensation increased $833,000 in the first quarter of 2023, compared to the first quarter of 2022, as incentive accruals increased in the current year due to growth in our commercial and sponsored finance lending teams year over year.

Earning Assets

				March 31, 2023
Loans	As of			Percent Change From
(dollars in thousands)	March 31,	December 31,	March 31,	December 31,	March 31,
	2023	2022	2022	2022	2022
Commercial	$851,737	$840,964	$695,545	1.3	22.5
Leases	285,831	277,385	211,132	3.0	35.4
Commercial real estate – investor	1,056,787	987,635	748,267	7.0	41.2
Commercial real estate – owner occupied	870,115	854,879	873,292	1.8	(0.4)
Construction	174,683	180,535	165,558	(3.2)	5.5
Residential real estate – investor	56,720	57,353	62,846	(1.1)	(9.7)
Residential real estate – owner occupied	217,855	219,718	203,118	(0.8)	7.3
Multifamily	358,991	323,691	298,686	10.9	20.2
HELOC	104,941	109,202	120,241	(3.9)	(12.7)
Other[1]	25,694	18,247	23,685	40.8	8.5
Total loans	$4,003,354	$3,869,609	$3,402,370	3.5	17.7

1 Other class includes consumer loans and overdrafts.

Total loans increased by $133.7 million at March 31, 2023, compared to December 31, 2022, and increased $601.0 million for the year over year period.  Loan growth of $601.0 million in the year over year period was driven by originations of loans with new lending groups, such as the sponsor finance team, recorded within commercial loans, as well as growth in leasing, commercial real estate – investor and multifamily loans.

				March 31, 2023
Securities	As of			Percent Change From
(dollars in thousands)	March 31,	December 31,	March 31,	December 31,	March 31,
	2023	2022	2022	2022	2022
Securities available-for-sale, at fair value
U.S. Treasury	$214,734	$212,129	$220,563	1.2	(2.6)
U.S. government agencies	56,703	56,048	59,036	1.2	(4.0)
U.S. government agency mortgage-backed	121,938	124,990	153,148	(2.4)	(20.4)
States and political subdivisions	233,506	226,128	236,408	3.3	(1.2)
Corporate bonds	9,762	9,622	9,683	1.5	0.8
Collateralized mortgage obligations	454,106	533,768	696,513	(14.9)	(34.8)
Asset-backed securities	189,753	201,928	274,941	(6.0)	(31.0)
Collateralized loan obligations	174,566	174,746	166,158	(0.1)	5.1
Total securities available-for-sale	$1,455,068	$1,539,359	$1,816,450	(5.5)	(19.9)

Our securities portfolio totaled $1.46 billion as of March 31, 2023, a decrease of $84.3 million from $1.54 billion as of December 31, 2022, and a decrease of $361.4 million since March 31, 2022. The portfolio decrease of $84.3 million in the first quarter of 2023, compared to the prior year-end, was due to security sales of $66.2 million, which resulted in a net realized loss of $1.7 million, as well as paydowns of $37.4 million, partially offset by purchases of $4.2 million.  Net unrealized losses at March 31, 2023 are $105.6 million, compared to $123.5 million and $49.4 million at December 31, 2022 and March 31, 2022 respectively.  The decrease in net unrealized losses is due to changes in the market interest rate environment as well as repositioning of the portfolio through strategic sales of older lower yielding securities and purchases of higher yielding securities. The portfolio currently consists of high quality fixed-rate and floating-rate securities, with all except one security rated AA or better, displaying an effective duration of approximately 3.2 years.

Asset Quality

				March 31, 2023
Nonperforming assets	As of			Percent Change From
(dollars in thousands)	March 31,	December 31,	March 31,	December 31,	March 31,
	2023	2022	2022	2022	2022
Nonaccrual loans	$63,561	$31,602	$35,973	101.1	76.7
Performing troubled debt restructured loans accruing interest [1]	N/A	49	1,242	N/A	N/A
Loans past due 90 days or more and still accruing interest	966	1,262	743	(23.5)	30.0
Total nonperforming loans	64,527	32,913	37,958	96.1	70.0
Other real estate owned	1,255	1,561	2,374	(19.6)	(47.1)
Total nonperforming assets	$65,782	$34,474	$40,332	90.8	63.1

30-89 days past due loans and still accruing interest	$24,770	$7,508	$20,835
Nonaccrual loans to total loans	1.6%	0.8%	1.1%
Nonperforming loans to total loans	1.6%	0.9%	1.1%
Nonperforming assets to total loans plus OREO	1.6%	0.9%	1.2%
Purchased credit-deteriorated loans to total loans	1.8%	2.0%	2.7%

Allowance for credit losses	$53,392	$49,480	$44,308
Allowance for credit losses to total loans	1.3%	1.3%	1.3%
Allowance for credit losses to nonaccrual loans	84.0%	156.6%	123.2%

N/A - Not applicable.

1 As of January 1, 2023, the Company prospectively adopted ASU 2022-02, Topic 326 “Troubled Debt Restructurings (“TDRs”) and Vintage Disclosures”, which eliminated the need for recognition, measurement and disclosure of TDRs going forward.

Nonperforming loans consist of nonaccrual loans and loans 90 days or more past due and still accruing interest.  Prior to January 1, 2023, nonperforming loans also included performing troubled debt restructured loans accruing interest.  Purchased credit-deteriorated (“PCD”) loans acquired in our acquisitions of West Suburban and ABC Bank totaled $71.0 million, net of purchase accounting adjustments, at March 31, 2023.  PCD loans that meet the definition of nonperforming loans are included in our nonperforming disclosures.  Nonperforming loans to total loans was 1.6% for the first quarter of 2023, 0.9% for the fourth quarter 2022, and 1.1% for the first quarter of 2022. Nonperforming assets to total loans plus OREO was 1.6% for the first quarter of 2023, 0.9% for the fourth quarter of 2022, and 1.2% for the first quarter of 2022. Our allowance for credit losses to total loans was 1.3% for the first quarter of 2023, the fourth quarter of 2022, and the first quarter of 2022.

The following table shows classified loans by segment, which include nonaccrual loans, PCD loans if the risk rating so indicates, and all other loans considered substandard, for the following periods.

				March 31, 2023
Classified loans	As of			Percent Change From
(dollars in thousands)	March 31,	December 31,	March 31,	December 31,	March 31,
	2023	2022	2022	2022	2022
Commercial	$22,662	$26,485	$29,267	(14.4)	(22.6)
Leases	906	1,876	2,641	(51.7)	(65.7)
Commercial real estate – investor	52,615	27,410	8,809	92.0	497.3
Commercial real estate – owner occupied	37,545	40,890	13,259	(8.2)	183.2
Construction	241	1,333	3,185	(81.9)	(92.4)
Residential real estate – investor	1,702	1,714	1,544	(0.7)	10.2
Residential real estate – owner occupied	3,618	3,854	4,862	(6.1)	(25.6)
Multifamily	3,348	2,954	1,369	13.3	144.6
HELOC	2,635	2,411	1,669	9.3	57.9
Other[1]	2	2	3	-	(33.3)
Total classified loans	$125,274	$108,929	$66,608	15.0	88.1

1 Other class includes consumer loans and overdrafts.

The $16.3 million increase in classified loans since December 31, 2022, was driven by the addition of $25.2 million classified loans in commercial real estate – investor, primarily due to three large credits, two of which are office buildings and one is an assisted living facility. Remediation work continues on these three credits, with the goal of cash flows improvements with increased tenancy.  Reductions in commercial and commercial real estate – owner occupied loans were noted in the first quarter of 2023 from the linked quarter due to ongoing remediation efforts.

Allowance for Credit Losses on Loans and Unfunded Commitments

At March 31, 2023, our allowance for credit losses (“ACL”) on loans totaled $53.4 million, and our ACL on unfunded commitments, included in other liabilities, totaled $3.8 million.  In the first quarter of 2023, we recorded provision expense of $3.5 million based on historical loss rate updates, loan growth, our assessment of nonperforming loan metrics and trends, and estimated future credit losses. The first quarter’s provision expense consisted of a $4.7 million provision for credit losses on loans, and a $1.2 million reversal of provision for credit losses on unfunded commitments.  The decrease in unfunded commitment was primarily due to a slight reduction in construction unfunded levels combined with changes in the construction loss rate which resulted in a decline of $689,000; and a reduction of $413,000 in the commercial substandard portfolio due to two upgraded credits.  We recorded net charge-offs of $740,000 in the first quarter of 2023, which reduced the ACL. The fourth quarter’s provision expense consisted of a $1.6 million provision for credit losses on loans, and a $74,000 reversal of provision for credit losses on unfunded commitments. We recorded net charge-offs of $940,000 in the fourth quarter of 2022. In the first quarter of 2022, we recorded no net provision expense based on our assessment of nonperforming loan metrics and trends and estimated future credit losses.  We recorded net charge-offs of $293,000 in the first quarter of 2022, which reduced the ACL. Our ACL on loans to total loans was 1.3% as of March 31, 2023, December 31, 2022, and March 31, 2022.

The $1.3 million decrease in our ACL on unfunded commitments at March 31, 2023, compared to December 31, 2022 is driven by a $1.2 million reversal of provision expense in the quarter discussed above, as well as purchase accounting accretion on unfunded commitments recorded during the quarter.  The ACL on unfunded commitments totaled $3.8 million as of March 31, 2023, $5.1 million as of December 31, 2022, and $5.7 million as of March 31, 2022.

Net Charge-off Summary

Loan Charge–offs, net of recoveries	Quarters Ended
(dollars in thousands)	March 31,	% of	December 31,	% of	March 31,	% of
	2023	Total [2]	2022	Total [2]	2022	Total [2]
Commercial	$(124)	(16.8)	$(8)	(0.9)	$-	-
Leases	873	118.0	191	20.3	-	-
Commercial real estate – Investor	(17)	(2.3)	776	82.6	213	72.7
Commercial real estate – Owner occupied	(2)	(0.3)	(2)	(0.2)	113	38.6
Residential real estate – Investor	(19)	(2.6)	(7)	(0.7)	(10)	(3.4)
Residential real estate – Owner occupied	(10)	(1.4)	-	-	(83)	(28.3)
Multifamily	-	-	(6)	(0.6)	-	-
HELOC	(29)	(3.9)	(38)	(4.0)	(35)	(11.9)
Other [1]	68	9.3	34	3.5	95	32.3
Net charge–offs / (recoveries)	$740	100.0	$940	100.0	$293	100.0

1 Other class includes consumer loans and overdrafts.

2 Represents the percentage of net charge-offs attributable to each category of loans.

Gross charge-offs for the first quarter of 2023 were $1.0 million, compared to $1.1 million for the fourth quarter of 2022 and $514,000 for the first quarter of 2022.  Gross recoveries were $282,000 for the first quarter of 2023, compared to $136,000 for the fourth quarter of 2022, and $221,000 for the first quarter of 2022.  Continued recoveries are indicative of the ongoing aggressive efforts by management to effectively manage and resolve prior charge-offs.

Deposits

Total deposits were $4.90 billion at March 31, 2023, a decrease of $213.5 million, or 4.2%, compared to $5.11 billion at December 31, 2022, primarily due to a decline in our noninterest bearing demand deposits of $101.6 million, followed by a decrease of $100.9 million of savings, NOW and money markets combined. The bulk of the linked quarter decline in deposit balances occurred in January 2023 and is consistent with seasonal historical trends. Deposit trends in February and March were essentially unchanged and net account growth improved significantly in the first quarter relative to trends throughout 2022 following the close of the West Suburban acquisition. Total average deposits decreased $489.9 million, or 8.9%, in the year over year period, driven by declines in our average demand deposits of $90.5 million, and savings, NOW and money markets combined of $338.6 million. In general, the bulk of the decline in deposits year over year can be characterized as rate sensitive with significant flows and transfers into investing activities following significant expansion in those same accounts in the immediate aftermath of the pandemic.

Borrowings

As of March 31, 2023, we had $315.0 million in other short-term borrowings due to a short-term FHLB advance, compared to $90.0 million at December 31, 2022 and no short-term borrowings outstanding as of March 31, 2022.

During the first quarter of 2023 we paid off a $9.0 million term note payable upon maturity as of February 24, 2023.  The note payable carried an interest rate of 6.32% at maturity.  Please see Notes 9 and 10 of our Annual Report on Form 10-K for the year ended December 31, 2022, for further discussion of our borrowings.

Non-GAAP Presentations

Management has disclosed in this earnings release certain non-GAAP financial measures to evaluate and measure our performance, including the presentation of adjusted net income, net interest income and net interest margin on a fully taxable equivalent basis, and our efficiency ratio calculations on a taxable equivalent basis. The net interest margin fully taxable equivalent is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Consistent with industry practice, management has disclosed the efficiency ratio including and excluding certain items, which is discussed in the noninterest expense presentation on page 6.

We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis.  We believe these measures provide investors with information regarding balance sheet profitability, and we believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing, and comparing past, present and future periods.

These non-GAAP financial measures should not be considered as a substitute for GAAP financial measures, and we strongly encourage investors to review the GAAP financial measures included in this earnings release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this earnings release with other companies’ non-GAAP financial measures having the same or similar names. The tables beginning on page 16 provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP equivalent.

Cautionary Note Regarding Forward-Looking Statements

This earnings release and statements by our management may contain forward-looking statements within the Private Securities Litigation Reform Act of 1995.  Forward looking statements can be identified by words such as “should,” “anticipate,” “expect,” “estimate,” “intend,” “believe,” “may,” “likely,” “will,” “forecast,” “project,” “looking forward,” “optimistic,” “hopeful,” “potential,” “progress,” “prospect,” “remain,” “continue,” “trend,” “momentum” or other statements that indicate future periods.  Examples of forward-looking statements include, but are not limited to, statements regarding the economic outlook, loan growth, deposit trends, asset-quality trends, pipelines and customer activity, statements regarding our expectations with respect to the yield curve, and statements regarding the potential for expanded margins and future growth. Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements, (1) the strength of the United States economy in general and the strength of the local economies in which we conduct our operations may be different than expected; (2) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (3) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action; (4) risks related to future acquisitions, if any, including execution and integration risks; (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on us; (6) changes in interest rates, which may affect our deposit and funding costs, net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities; (7) elevated inflation which causes adverse risk to the overall economy, and could indirectly pose challenges to our clients and to our business; (8) any increases in FDIC assessment which will increase our cost of doing business; and (9) the adverse effects of events beyond our control that may have a destabilizing effect on financial markets and the economy, such as epidemics and pandemics, war or terrorist activities, essential utility outages, deterioration in the global economy, instability in the credit markets, disruptions in our customers’ supply chains or disruption in transportation.  Additional risks and uncertainties are contained in the “Risk Factors” and forward-looking statements disclosure in our most recent Annual Report on Form 10-K, and Quarterly Reports on Form 10-Q. The inclusion of this forward-looking information should not be construed as a representation by us or any person that future events, plans, or expectations contemplated by us will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Conference Call

We will host a call on Thursday, April 20, 2023, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss our first quarter 2023 financial results.  Investors may listen to our call via telephone by dialing 888-506-0062, using Entry Code 510290.  Investors should call into the dial-in number set forth above at least 10 minutes prior to the scheduled start of the call.

A replay of the call will be available until 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on April 27, 2023, by dialing 877-481-4010, using Conference ID: 47930.

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	March 31,	December 31,
	2023	2022
Assets
Cash and due from banks	$50,860	$56,632
Interest earning deposits with financial institutions	52,162	58,545
Cash and cash equivalents	103,022	115,177
Securities available-for-sale, at fair value	1,455,068	1,539,359
Federal Home Loan Bank Chicago ("FHLBC") and Federal Reserve Bank Chicago ("FRBC") stock	30,205	20,530
Loans held-for-sale	946	491
Loans	4,003,354	3,869,609
Less: allowance for credit losses on loans	53,392	49,480
Net loans	3,949,962	3,820,129
Premises and equipment, net	72,547	72,355
Other real estate owned	1,255	1,561
Mortgage servicing rights, at fair value	10,784	11,189
Goodwill	86,478	86,478
Core deposit intangible	13,054	13,678
Bank-owned life insurance ("BOLI")	106,850	106,608
Deferred tax assets, net	37,845	44,750
Other assets	52,267	56,012
Total assets	$5,920,283	$5,888,317

Liabilities
Deposits:
Noninterest bearing demand	$1,950,144	$2,051,702
Interest bearing:
Savings, NOW, and money market	2,516,170	2,617,100
Time	430,906	441,921
Total deposits	4,897,220	5,110,723
Securities sold under repurchase agreements	27,897	32,156
Other short-term borrowings	315,000	90,000
Junior subordinated debentures	25,773	25,773
Subordinated debentures	59,318	59,297
Senior notes	44,611	44,585
Notes payable and other borrowings	-	9,000
Other liabilities	53,594	55,642
Total liabilities	5,423,413	5,427,176

Stockholders’ Equity
Common stock	44,705	44,705
Additional paid-in capital	200,121	202,276
Retained earnings	331,890	310,512
Accumulated other comprehensive loss	(79,100)	(93,124)
Treasury stock	(746)	(3,228)
Total stockholders’ equity	496,870	461,141
Total liabilities and stockholders’ equity	$5,920,283	$5,888,317

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except share data)

	(unaudited)
	Three Months Ended March 31,
	2023	2022
Interest and dividend income
Loans, including fees	$57,210	$36,366
Loans held-for-sale	12	57
Securities:
Taxable	10,735	5,169
Tax exempt	1,337	1,317
Dividends from FHLBC and FRBC stock	280	153
Interest bearing deposits with financial institutions	585	269
Total interest and dividend income	70,159	43,331
Interest expense
Savings, NOW, and money market deposits	1,149	397
Time deposits	664	277
Securities sold under repurchase agreements	9	11
Other short-term borrowings	2,345	-
Junior subordinated debentures	279	280
Subordinated debentures	546	546
Senior notes	994	485
Notes payable and other borrowings	87	103
Total interest expense	6,073	2,099
Net interest and dividend income	64,086	41,232
Provision for credit losses	3,501	-
Net interest and dividend income after provision for credit losses	60,585	41,232
Noninterest income
Wealth management	2,270	2,698
Service charges on deposits	2,424	2,074
Secondary mortgage fees	59	139
Mortgage servicing rights mark to market (loss) gain	(525)	2,978
Mortgage servicing income	516	519
Net gain on sales of mortgage loans	306	1,495
Securities losses, net	(1,675)	-
Change in cash surrender value of BOLI	242	124
Death benefit realized on BOLI	-	-
Card related income	2,244	2,574
Other income	1,489	862
Total noninterest income	7,350	13,463
Noninterest expense
Salaries and employee benefits	22,248	19,967
Occupancy, furniture and equipment	3,475	3,699
Computer and data processing	1,774	6,268
FDIC insurance	584	410
Net teller & bill paying	502	1,907
General bank insurance	305	315
Amortization of core deposit intangible	624	665
Advertising expense	142	182
Card related expense	1,216	534
Legal fees	319	257
Consulting & management fees	790	616
Other real estate expense, net	306	(12)
Other expense	3,637	3,444
Total noninterest expense	35,922	38,252
Income before income taxes	32,013	16,443
Provision for income taxes	8,406	4,423
Net income	$23,607	$12,020

Basic earnings per share	$0.53	$0.27
Diluted earnings per share	0.52	0.27
Dividends declared per share	0.05	0.05

Ending common shares outstanding	44,665,127	44,461,045
Weighted-average basic shares outstanding	44,619,118	44,461,045
Weighted-average diluted shares outstanding	45,316,598	45,161,715

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Average Balance

(In thousands, unaudited)

	2022				2023
Assets	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr
Cash and due from banks	$42,972	$53,371	$56,265	$56,531	$55,140
Interest earning deposits with financial institutions	635,302	426,820	131,260	50,377	49,310
Cash and cash equivalents	678,274	480,191	187,525	106,908	104,450

Securities available-for-sale, at fair value	1,807,875	1,792,099	1,703,348	1,576,004	1,503,619
FHLBC and FRBC stock	16,066	20,994	19,565	19,534	24,905
Loans held-for-sale	6,707	3,104	2,020	1,224	813
Loans	3,397,827	3,505,806	3,751,097	3,877,004	3,931,679
Less: allowance for credit losses on loans	44,341	44,354	45,449	48,778	49,398
Net loans	3,353,486	3,461,452	3,705,648	3,828,226	3,882,281

Premises and equipment, net	86,502	73,876	71,947	72,220	72,649
Other real estate owned	2,399	1,850	1,578	1,561	1,508
Mortgage servicing rights, at fair value	8,218	10,525	10,639	11,322	11,127
Goodwill	86,332	86,332	86,333	86,477	86,477
Core deposit intangible	15,977	15,286	14,561	13,950	13,327
Bank-owned life insurance ("BOLI")	105,396	105,463	105,448	105,754	106,655
Deferred tax assets, net	10,689	27,154	31,738	50,533	42,237
Other assets	55,474	53,769	55,606	53,909	48,599
Total other assets	370,987	374,255	377,850	395,726	382,579
Total assets	$6,233,395	$6,132,095	$5,995,956	$5,927,622	$5,898,647

Liabilities
Deposits:
Noninterest bearing demand	$2,099,283	$2,120,428	$2,092,301	$2,083,503	$2,002,801
Interest bearing:
Savings, NOW, and money market	2,893,508	2,871,861	2,765,281	2,680,767	2,560,893
Time	495,452	469,009	459,925	450,111	434,655
Total deposits	5,488,243	5,461,298	5,317,507	5,214,381	4,998,349

Securities sold under repurchase agreements	39,204	34,496	33,733	33,275	31,080
Other short-term borrowings	-	-	5,435	44,293	200,833
Junior subordinated debentures	25,773	25,773	25,773	25,773	25,773
Subordinated debentures	59,222	59,244	59,265	59,286	59,308
Senior notes	44,494	44,520	44,546	44,572	44,599
Notes payable and other borrowings	19,009	13,103	10,989	9,978	5,400
Other liabilities	60,818	32,636	34,949	51,753	51,279
Total liabilities	5,736,763	5,671,070	5,532,197	5,483,311	5,416,621

Stockholders' equity
Common stock	44,705	44,705	44,705	44,705	44,705
Additional paid-in capital	202,828	202,544	201,570	201,973	201,397
Retained earnings	258,073	267,912	284,302	301,753	324,785
Accumulated other comprehensive loss	(3,074)	(49,151)	(63,216)	(100,817)	(86,736)
Treasury stock	(5,900)	(4,985)	(3,602)	(3,303)	(2,125)
Total stockholders' equity	496,632	461,025	463,759	444,311	482,026
Total liabilities and stockholders' equity	$6,233,395	$6,132,095	$5,995,956	$5,927,622	$5,898,647

Total Earning Assets	$5,863,777	$5,748,823	$5,607,290	$5,524,143	$5,510,326
Total Interest Bearing Liabilities	3,576,662	3,518,006	3,404,947	3,348,055	3,362,541

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	2022				2023
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr
Interest and Dividend Income
Loans, including fees	$36,366	$38,229	$46,614	$55,170	$57,210
Loans held-for-sale	57	32	22	19	12
Securities:
Taxable	5,169	6,786	9,116	10,495	10,735
Tax exempt	1,317	1,297	1,332	1,341	1,337
Dividends from FHLB and FRBC stock	153	263	261	259	280
Interest bearing deposits with financial institutions	269	782	663	461	585
Total interest and dividend income	43,331	47,389	58,008	67,745	70,159
Interest Expense
Savings, NOW, and money market deposits	397	347	380	776	1,149
Time deposits	277	265	335	571	664
Securities sold under repurchase agreements	11	9	10	10	9
Other short-term borrowings	-		44	436	2,345
Junior subordinated debentures	280	284	285	287	279
Subordinated debentures	546	547	546	546	546
Senior notes	485	578	728	891	994
Notes payable and other borrowings	103	95	111	137	87
Total interest expense	2,099	2,125	2,439	3,654	6,073
Net interest and dividend income	41,232	45,264	55,569	64,091	64,086
Provision for credit losses	-	550	4,500	1,500	3,501
Net interest and dividend income after provision for credit losses	41,232	44,714	51,069	62,591	60,585
Noninterest Income
Wealth management	2,698	2,506	2,280	2,403	2,270
Service charges on deposits	2,074	2,328	2,661	2,499	2,424
Secondary mortgage fees	139	50	81	62	59
Mortgage servicing rights mark to market gain (loss)	2,978	82	548	(431)	(525)
Mortgage servicing income	519	579	514	518	516
Net gain (loss) on sales of mortgage loans	1,495	(262)	449	340	306
Securities losses, net	-	(33)	(1)	(910)	(1,675)
Change in cash surrender value of BOLI	124	72	146	376	242
Card related income	2,574	2,967	2,653	2,795	2,244
Other income	862	922	2,165	1,294	1,489
Total noninterest income	13,463	9,211	11,496	8,946	7,350
Noninterest Expense
Salaries and employee benefits	19,967	21,332	21,011	24,263	22,248
Occupancy, furniture and equipment	3,699	3,046	4,119	4,128	3,475
Computer and data processing	6,268	4,006	2,543	2,978	1,774
FDIC insurance	410	702	659	630	584
Net teller & bill paying	1,907	834	504	485	502
General bank insurance	315	351	257	298	305
Amortization of core deposit intangible	665	659	657	645	624
Advertising expense	182	194	83	130	142
Card related expense	534	1,057	1,453	1,304	1,216
Legal fees	257	179	212	225	319
Consulting & management fees	616	523	607	679	790
Other real estate (gain) expense , net	(12)	87	21	34	306
Other expense	3,444	4,279	3,862	3,885	3,637
Total noninterest expense	38,252	37,249	35,988	39,684	35,922
Income before income taxes	16,443	16,676	26,577	31,853	32,013
Provision for income taxes	4,423	4,429	7,054	8,238	8,406
Net income	$12,020	$12,247	$19,523	$23,615	$23,607

Basic earnings per share (GAAP)	$0.27	$0.28	$0.43	$0.53	$0.53
Diluted earnings per share (GAAP)	0.27	0.27	0.43	0.52	0.52
Dividends paid per share	0.05	0.05	0.05	0.05	0.05

Reconciliation of Non-GAAP Financial Measures

The tables below provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure for the periods indicated. Dollar amounts below in thousands:

	Quarters Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Net Income
Income before income taxes (GAAP)	$32,013	$31,853	$16,443
Pre-tax income adjustments:
Merger-related costs, net of gains/losses on branch sales	(306)	617	5,335
Adjusted net income before taxes	31,707	32,470	21,778
Taxes on adjusted net income	8,326	8,398	5,858
Adjusted net income (non-GAAP)	$23,381	$24,072	$15,920

Basic earnings per share (GAAP)	$0.53	$0.53	$0.27
Diluted earnings per share (GAAP)	0.52	0.52	0.27
Adjusted basic earnings per share excluding acquisition-related costs (non-GAAP)	0.52	0.54	0.36
Adjusted diluted earnings per share excluding acquisition-related costs (non-GAAP)	0.52	0.53	0.36

	Quarters Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Net Interest Margin
Interest income (GAAP)	$70,159	$67,745	$43,331
Taxable-equivalent adjustment:
Loans	6	6	5
Securities	356	356	350
Interest income (TE)	70,521	68,107	43,686
Interest expense (GAAP)	6,073	3,654	2,099
Net interest income (TE)	$64,448	$64,453	$41,587
Net interest income (GAAP)	$64,086	$64,091	$41,232
Average interest earning assets	$5,510,326	$5,524,143	$5,863,777
Net interest margin (GAAP)	4.72%	4.60%	2.85%
Net interest margin (TE)	4.74%	4.63%	2.88%

	GAAP			Non-GAAP
	Three Months Ended			Three Months Ended
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
	2023	2022	2022	2023	2022	2022
Efficiency Ratio / Adjusted Efficiency Ratio

Noninterest expense	$35,922	$39,684	$38,252	$35,922	$39,684	$38,252
Less amortization of core deposit	624	645	665	624	645	665
Less other real estate expense, net	306	34	(12)	306	34	(12)
Less acquisition related costs, net of gain on branch sales	N/A	N/A	N/A	(306)	617	5,335
Noninterest expense less adjustments	$34,992	$39,005	$37,599	$35,298	$38,388	$32,264

Net interest income	$64,086	$64,091	$41,232	$64,086	$64,091	$41,232
Taxable-equivalent adjustment:
Loans	N/A	N/A	N/A	6	6	5
Securities	N/A	N/A	N/A	356	356	350
Net interest income including adjustments	64,086	64,091	41,232	64,448	64,453	41,587
Noninterest income	7,350	8,946	13,463	7,350	8,946	13,463
Less securities losses	(1,675)	(910)	-	(1,675)	(910)	-
Less MSRs mark to market (loss) gain	(525)	(431)	2,978	(525)	(431)	2,978
Taxable-equivalent adjustment:
Change in cash surrender value of BOLI	N/A	N/A	N/A	64	100	33
Noninterest income (excluding) / including adjustments	9,550	10,287	10,485	9,614	10,387	10,518

Net interest income including adjustments plus noninterest income (excluding) / including adjustments	$73,636	$74,378	$51,717	$74,062	$74,840	$52,105
Efficiency ratio / Adjusted efficiency ratio	47.52%	52.44%	72.70%	47.66%	51.29%	61.92%

	Quarters Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Adjusted Return on Average Tangible Common Equity Ratio

Net income (GAAP)	$23,607	$23,615	$12,020

Income before income taxes (GAAP)	$32,013	$31,853	$16,443
Pre-tax income adjustments:
Amortization of core deposit intangibles	624	645	665
Net income, excluding intangibles amortization, before taxes	32,637	32,498	17,108
Taxes on net income, excluding intangible amortization, before taxes	8,570	8,404	4,602
Net income, excluding intangibles amortization (non-GAAP)	$24,067	$24,094	$12,506

Total Average Common Equity	$482,026	444,311	$496,632
Less Average goodwill and intangible assets	99,804	100,427	102,309
Average tangible common equity (non-GAAP)	$382,222	$343,884	$394,323

Return on average common equity (GAAP)	19.86%	21.09%	9.82%
Return on average tangible common equity (non-GAAP)	25.54%	27.80%	12.86%